Exhibit 10.3
March 24, 2011
Members of the Board of Directors
c/o Gibraltar Industries, Inc.
3556 Lake Shore Road
Buffalo, NY 14219
Gentlemen:
As you know, with the end of 2010, Gibraltar Industries, Inc. has gone through two and a half years of what I believe to be the most difficult economic conditions ever experienced by the Company. Prior to, and more aggressively during this period, the Company has taken steps, to lower our breakeven point by permanently reducing our costs by an estimated $100 million on an annual basis, to better enable the Company to absorb the decreases in revenues brought about by the severely depressed economy and our end market conditions.
While our Company’s 2010 fiscal year results indicate these steps clearly lowered our breakeven point, they fell slightly short of lifting the Company to profitability. None the less, these steps, coupled with our improved working capital management, allowed it to generate strong positive cash flow sufficient to eliminate all bank debt and in addition end the year with in excess of $60 million of cash on the balance sheet.
It is for these reasons and the fact that the Company is very well positioned to benefit from even slight improvements in its end markets that I remain confident and optimistic about our future profitability prospects.
Even though the Company made significant progress in 2010, I have decided to voluntarily reduce my 2010 compensation package as a demonstration to our stockholders of my personal commitment to their best interests. Accordingly, I have decided and hereby, irrevocably and unconditionally, surrender and release, effective immediately, all rights I have to all remaining restricted stock units which I was awarded on January 4, 2010 under the Company’s Long Term Incentive Compensation Plan and to all rights I have to issuance of the 52,686 shares of the Company’s common stock which I would otherwise be entitled to receive with respect to the

March 24, 2011

above referenced restricted stock units. To the Compensation Committee, my instructions are that my surrender and release of my rights to these shares is not to be considered or reflected in the making of any future decisions concerning my compensation and shall not be replaced at any time in the future.
There are numerous elements to being a good leader and doing the right things for the right reasons is certainly one element. I believe this action is in keeping with that thought.
Sincerely,

Brian J. Lipke